SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549

                              Form 8-K

                           CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934

                   Date of Report - October 12, 2001

                 UNION NATIONAL FINANCIAL CORPORATION
        (Exact name of registrant as specified in its charter)



    Pennsylvania                0-19214            23-2415179
---------------------------    -------------      -----------

State or other jurisdiction (Commission File     (IRS Employer
    of Incorporation)             Number)       Identification
                                                   Number)

   101 East Main Street, P.O. Box 567
         Mount Joy, Pennsylvania                        17552
---------------------------------------            --------------
(Address of principal executive offices)              (Zip Code)



 Registrant's telephone number including area code: (717) 653-1441
                                                    --------------


                                N/A
-----------------------------------------------------------------
   (Former name or former address, if changed since last report)

Item 1.    Changes in Control of Registrant

           Not Applicable.

Item 2.    Acquisition or Disposition of Assets.

           Not Applicable.

Item 3.    Bankruptcy or Receivership.

           Not Applicable.

Item 4.    Changes in Registrant's Certifying Accountant.

           Not Applicable.

Item 5.    Other Events.

           On October 12, 2001, Union National Financial
           Corporation issued a press release reporting third quarter earnings and announcing the fourth quarter cash dividend for 2001. The aforementioned is attached as an exhibit to this Current Report on Form
           8-K.

Item 6.    Resignations of Registrant's Directors.

           Not Applicable.

Item 7.    Financial Statements and Exhibits.

           (a)    Not Applicable.

           (b)    Not Applicable.

           (c)    Exhibits:
                  99.1     Press Release

Item 8.    Change in Fiscal Year.

           Not Applicable.

Item 9.    Regulation FD Disclosure.

           Not Applicable.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             UNION NATIONAL FINANCIAL CORPORATION
                             (Registrant)


Dated: October 12, 2001      /s/Mark D. Gainer
                             ----------------------------------

                             Mark D. Gainer,
                             President & Chief Executive Officer
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                            EXHIBIT INDEX

                                        Page Number in
Exhibit                                 Manually Signed Original

99.1          Press Release             5

                          EXHIBIT 99.1

                          Press Release

                          PRESS RELEASE

      Union National Financial Corporation Reports Third
   Quarter Earnings and Announces Fourth Quarter Cash Dividend

Mount Joy, Pennsylvania, October 12, 2001. Union National Financial Corporation, the parent bank holding company of Union National Community Bank, has reported earnings for the third quarter of 2001 of $614,000, as compared to $454,000 for the third quarter of 2000, an increase of 35.2%. Earnings for the nine months ended September 30, 2001, amounted to $1,615,000, as compared to $1,742,000 for the same period of 2000. Basic and diluted earnings per share for the third quarter of 2001, amounted to 24 cents, as compared to basic and diluted earnings per share of 18 cents in 2000. Basic earnings per share for the first nine months of 2001 amounted to 63 cents per share with diluted earnings per share amounting to 62 cents. In comparison, basic earnings per share for the first nine months of 2000 amounted to 68 cents with diluted earnings per share amounting to 67 cents.

The earnings increase for the third quarter of 2001 was primarily attributable to an increase in net interest income and other operating income. The increase in other operating income was 37.9% and was a result of the Business Process Improvement Project that Union National initiated in 2000 with changes implemented in 2000 and 2001. The Business Process Improvement Project helped to identify fee income opportunities, to develop operational efficiencies and to build an effective organizational structure. In addition, earnings in 2000 were impacted by non-recurring costs associated with numerous initiatives, including various technology initiatives, the establishment of a Wealth Management Group and the opening of a new retail office location.


The Board of Directors of Union National Financial Corporation approved the payment of its fourth regular quarterly cash dividend for 2001. The cash dividend of 11 cents per share is payable on November 5, 2001, to stockholders of record on October
25, 2001.

Financial Highlights     Three Months Ended
____________________     __________________
                   Sept. 30, 2001  Sept. 30, 2000  Percent Change
                   ______________  ______________  ______________
Net Interest Income  $2,711,000      $2,538,000         6.8%
Provision for Loan
   Losses               $84,000        $112,000       -25.0%
Other Operating
   Income              $583,000        $423,000        37.8%
Other Operating
   Expenses          $2,509,000      $2,407,000         4.2%
Net Income             $614,000        $454,000        35.2%

                         Nine Months Ended
                         _________________
                   Sept. 30, 2001  Sept. 30, 2000  Percent Change
                   ______________  ______________  ______________
Net Interest Income  $7,947,000      $7,763,000         2.4%
Provision for Loan
   Losses              $357,000        $240,000        48.8%
Other Operating
   Income            $1,704,000      $1,234,000        38.1%
Other Operating
   Expenses          $7,546,000      $6,787,000        11.2%
Net Income           $1,615,000      $1,742,000        -7.3%

                         Balance Sheet as of
                         ___________________
                   Sept. 30, 2001  Sept. 30, 2000  Percent Change
                   ______________  ______________  ______________
Total Assets       $295,513,000    $286,882,000         3.0%
Total Loans        $182,519,000    $186,296,000        -2.0%
Total Deposits     $215,880,000    $215,082,000         0.4%

Union National Community Bank, the sole and wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for more than 148 years. The bank operates seven retail offices and an office for its Wealth Management Group, all located in Lancaster County.

For Further Information, Please Contact:
Mark D. Gainer, President/CEO
Union National Financial Corporation
101 East Main Street
P.O. Box 567
Mount Joy, PA 17552-0567
(717) 653-1441

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

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